UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2017

Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)

73-1733867
(I.R.S. Employer Identification Number)

Delaware
(State or other jurisdiction of incorporation or organization)

6199
(Primary Standard Industrial Classification Code Number)

221 Main Street, 3rd Floor
San Francisco, CA  94105
(415) 593-5400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
On November 17, 2016, the Company and Colchis Capital Management, L.P. (“Colchis Capital”) entered into a Settlement and Release Agreement (the “Settlement Agreement”), pursuant to which Colchis Capital agreed to terminate the parties’ Supplementary Agreement, dated June 1, 2013 and Addendum to the Supplementary Agreement dated November 18, 2013 and waive all rights conferred under such agreements. The Settlement Agreement contemplated the potential participation by Colchis Capital (or its affiliate) in certain transactions to purchase eligible consumer loans made available by the Company. On August 29, 2017, in partial satisfaction of the obligations under the Settlement Agreement, Colchis Income Offshore Master Fund L.P., a Cayman Islands limited partnership and an affiliate of Colchis Capital (“Colchis”) and Prosper Funding LLC (“Prosper Funding”) entered into a Loan Purchase Agreement and Loan Servicing Agreement, pursuant to which Prosper Funding will sell eligible consumer loans to Colchis in an aggregate amount of up to $500,000,000 (the “Purchasing Arrangement”). Any loans purchased by Colchis pursuant to the Purchasing Arrangement will reduce, dollar for dollar, the amount of eligible consumer loans that may be purchased pursuant to that certain Loan Purchase Agreement by and among Prosper Funding, PF LoanCo Funding LLC and Wilmington Savings Fund Society, FSB in its capacity as trustee of PF LoanCo Trust dated as of February 27, 2017 (the “Consortium Loan Purchase Agreement”). In connection with the Purchasing Arrangement, the Company and Colchis have entered into a Warrant Agreement (the “Warrant Agreement”). Pursuant to the Warrant Agreement, the Company will issue to Colchis, subject to the satisfaction of certain conditions by Prosper Funding and Colchis, a warrant to purchase up to 16,858,078 shares of Series E-2 Preferred Stock at a purchase price of $0.01 per share (the “Warrant”). The right of Colchis to exercise the Warrant is subject to monthly vesting during the 16-month term of the Purchasing Arrangement based upon the volume of loans Colchis purchases (if any) in each month, which vesting may be accelerated upon certain events. Additionally, certain portions of the Warrant may automatically vest for a given month in the event Prosper Funding fails to meet certain volume requirements. If Colchis does not purchase eligible consumer loans under the Purchasing Agreement, the applicable portion of the Warrant will not become exercisable and will be forfeited. The number of shares which are not exercisable and forfeited under the Warrant may become exercisable under certain warrants to purchase Series F Preferred Stock issued in connection with the Consortium Loan Purchase Agreement (the “Consortium Warrants”). For the avoidance of doubt, the number of shares of Preferred Stock of the Company which will be exercisable pursuant to the Consortium Warrants and the Warrant combined will never exceed 177,720,706.
The shares of Series E-2 Preferred Stock to be issued upon exercise of the Warrant (the “Warrant Shares”) will have the right to convert into shares of common stock upon request. Additionally, each Warrant Share will automatically convert into the Company’s common stock (i) immediately prior to the closing of an initial public offering that values the Company at least at $2 billion and that results in aggregate proceeds to the Company of at least $100 million or (ii) upon a written request from the holders of at least 60% of the voting power of the outstanding preferred stock (on an as converted basis), provided that the Series E-2 Preferred Stock will not be converted without the vote of at least 60% of the voting power of the outstanding Series E-1 Preferred Stock and Series E-2 Preferred Stock, voting together as a single class. At present, the Series E-2 Preferred Stock converts into the Company’s common stock at a 1:1 ratio, which is subject to customary adjustments.
The Company expects to issue the Warrant under the Warrant Agreement in reliance on an exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: September 1, 2017	By:	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary